Exhibit 9.1

CENTRAL BANCOMPANY, INC.

AMENDED AND RESTATED VOTING TRUST AGREEMENT

This AMENDED AND RESTATED VOTING TRUST AGREEMENT (this “Voting Trust Agreement”) is made and entered into this 5th day of March, 2025, by and among (i) Central Bancompany, Inc., a Missouri corporation (the “Corporation”), (ii) each holder of voting trust certificates issued under the Prior Agreement (as defined below) (collectively, the “Existing Voting Trust Certificateholders”, and together with any shareholders of the Corporation or any transferees who become parties hereto as hereinafter provided, the “Voting Trust Certificateholders”), and (iii) Sam Bryan Cook, Robert M. Robuck and Robert R. Hermann, Jr. (each, a “Trustee” and, collectively, the “Trustees”).

WHEREAS, that certain Voting Trust Agreement, dated January 31, 1989 (the “Prior Agreement”), established a voting trust (the “Voting Trust”) with respect to certain shares of Class A Common Stock, par value $1.00 per share (the “Class A Common Stock”), deposited therein by the Existing Voting Trust Certificateholders, which Voting Trust Agreement permits such Existing Voting Trust Certificateholders to withdraw their shares of Class A Common Stock after the later of (i) the sixth anniversary of the death of Sam B. Cook and (ii) the second anniversary of the final settlement of the Federal estate tax on the estate of Sam B. Cook, subject to the other terms and conditions set forth therein;

WHEREAS, the Trustees and the Existing Voting Trust Certificateholders entering into this Voting Trust Agreement have agreed that the Corporation should join as a party to this Voting Trust Agreement in order to provide for certain rights and obligations, including rights and obligations relating to (i) the Corporation’s intention (subject to the terms described herein) to declare an extraordinary dividend to the holders of the Corporation’s outstanding common stock, par value par value $1.00 per share (the “Common Stock”), (ii) the Corporation’s right of first refusal on certain transfers, and (iii) indemnification of the Trustees, all as provided herein.

WHEREAS, the Existing Voting Trust Certificateholders executing this Voting Trust Agreement, the Trustees and the Corporation have deemed it necessary, advisable, and in their best interests to execute this Voting Trust Agreement to extend the term of the Voting Trust and to otherwise replace the Prior Agreement in its entirety; and

WHEREAS, the parties hereto have agreed that the persons who are currently serving as Trustees shall continue to serve as Trustees pursuant to this Voting Trust Agreement, and such Trustees have consented to act under this Voting Trust Agreement for the purposes herein provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Voting Trust Agreement. Upon execution and delivery hereof by the Corporation, the Trustees and the Existing Voting Trust Certificateholders beneficially owning at least eighty percent (80%) of the Voting Trust Certificates subject to the Prior Agreement (the “Required Supermajority”), this Voting Trust Agreement shall amend, restate, replace and supersede the Prior Agreement in its entirety, which Prior Agreement shall be of no further force and effect. To the extent any conversion of the Class B Common Stock par value $1.00 per share (the “Class B Common Stock”), held of the Corporation occurs simultaneously with or prior to the execution and delivery hereof, such execution and delivery hereof by the Required Supermajority shall constitute the required approval for a change in capital structure under Section 7 of the Prior Agreement.

a.            The Corporation shall, subject to compliance with applicable law, including any required regulatory approval, declare a dividend of not less than $40.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or other events) payable to all holders of the Corporation’s Common Stock, with record and payment dates shall as promptly as practicable but otherwise as determined solely by the Board of Directors of the Corporation, but in no event payable later than May 31, 2025. For the avoidance of doubt, if such dividend is declared prior to the conversion of the Class B Common Stock, such dividend shall be payable with respect to both the Class A Common Stock and the Class B Common Stock.

b.            Copies of this Voting Trust Agreement, and of every agreement supplemental hereto or amendatory hereof, shall be kept at the principal offices of the Corporation in Cole County, Missouri, and shall be available for inspection by any party hereto upon reasonable prior notice to the Corporation and during normal business hours. All voting trust certificates previously issued under the Prior Agreement shall continue to be held, and all additional voting trust certificates issued in the future as hereinafter provided shall be issued, received, and held, in all cases subject to all the terms of this Voting Trust Agreement, and shall be referred to herein collectively as “Voting Trust Certificates”; provided that Voting Trust Certificates may also be in book-entry form as prescribed herein. Every person, firm, corporation, trust or other legal entity that receives, or becomes entitled to receive, Voting Trust Certificates representing shares of Class A Common Stock of the Corporation, and their transferees and assigns, upon accepting the Voting Trust Certificates issued hereunder, shall become parties to and be bound by the provisions of this Voting Trust Agreement with the same effect as if they had executed the Voting Trust Agreement, and shall be embraced within the meaning of the term “Voting Trust Certificateholder(s)” wherever used herein. Any voting capital stock of the Corporation issued in exchange for, or as part of any recapitalization of, the Class A Common Stock is embraced within the meaning of the term “Class A Common Stock” wherever used herein.

2.             Election to Participate. At any time prior to the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the shares of Common Stock are listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Corporation’s Board of Directors (an “IPO”), any holder of Class A Common Stock not a party to this Voting Trust Agreement may, subject to approval of the Trustees, elect to become a party to this Voting Agreement at any time prior to its expiration or termination by (i) executing and delivering a copy of this Voting Trust Agreement (or joinder thereto) to the Trustees, and (ii) depositing or causing to be deposited with the Trustees the shares of such Class A Common Stock beneficially owned by such shareholder. Upon any such holder of capital stock becoming a party to this Voting Trust Agreement pursuant to this Section 2, The Trustees shall maintain (or cause to be maintained) a schedule of Voting Trust Certificateholders party this Agreement, and the underlaying shares of Class A Common Stock represented thereby, which schedule shall be amended by the Trustees without need for any further vote or consent of the parties hereto in order to reflect the additional party to this Voting Trust Agreement. On receipt by the Trustees of certificates (or other evidence of ownership reasonably acceptable to the Trustees) for any such shares of capital stock from such shareholder and the transfer of the same into the name of the Trustees under this Section 2, the Trustees shall hold the same subject to the terms of this Voting Trust Agreement and shall thereupon issue and deliver to such holder Voting Trust Certificates for the capital stock of the Corporation deposited by them, and such shareholder shall become a Voting Trust Certificateholder.

3.              Transfer of Stock to Trustees.

a.            As to each Existing Voting Trust Certificateholder party to the Prior Agreement, any shares of Class A Common Stock previously deposited into this Voting Trust and otherwise subject to the Prior Agreement shall continue to be deemed assigned, transferred and delivered to the Trustees without any further action by such Existing Voting Trust Certificateholder, and the Voting Trust Certificates issued in respect of those deposited shares shall continue to be outstanding and subject to the rights and obligations set forth in this Voting Trust Agreement.

b.            Each Existing Voting Trust Certificateholder executing this Voting Trust Agreement as part of the Required Supermajority shall, simultaneously with the execution, delivery and effectiveness of this Voting Trust Agreement by the Required Supermajority, be deemed to have assigned, transferred and delivered to the Trustees without any further action by such Existing Voting Trust Certificateholder: (i) all other outstanding shares of Class A Common Stock beneficially owned by such Existing Voting Trust Certificateholder that were not subject to the Prior Agreement (including any shares of Class A Common Stock subject to any other voting trust agreement and/or any voting trust certificates thereunder, which shall be terminated in connection with entering into this Voting Trust Agreement) and (ii) any shares of Class A Common Stock issued or issuable, as of the date of this Voting Trust Agreement or in the future, upon (x) any conversion of any Class B Common Stock held by such Existing Voting Trust Certificateholder or (y) the exercise of any stock option or the vesting of any restricted stock, or restricted unit of the Corporation issued as equity compensation to such Existing Voting Trust Certificateholder.

c.            Each Existing Voting Trust Certificateholder who has not executed this Voting Trust Agreement as part of the Required Supermajority, shall be given the right and opportunity to assign, transfer and deliver to the Trustees all of the outstanding shares of (i) Class A Common Stock of the Corporation owned by such Existing Voting Trust Certificateholder that were not subject to the Prior Agreement and (ii) all of such holder’s shares of Class A Common Stock issued or issuable, as of the date of this Voting Trust Agreement or in the future, upon (x) any conversion of any Class B Common Stock held by such Existing Voting Trust Certificateholder or (y) the exercise of any stock option or the vesting of any restricted stock, or restricted unit of the Corporation issued as equity compensation to such Existing Voting Trust Certificateholder, by providing a written election to do so to the Trustees following notice to such Existing Voting Trust Certificateholder of the amendment and restatement of the Prior Agreement, such written notice to be delivered within (A) 30 days of such notice or (B) such longer period of time as may be permitted by the Trustees in their sole and absolute discretion. For the avoidance of doubt, any Class A Common Stock of such holders currently subject to the Voting Trust Agreement will remain subject to the Voting Trust Agreement (as amended).

d.            Any shareholder of the Corporation that becomes a party to this Voting Trust Agreement and deposits shares of capital stock pursuant to Sections 2, 3(b), 3(c) and 3(d) above agrees to deliver (i) all stock certificates (or other evidence of ownership or affidavit(s) of lost stock certificate reasonably acceptable to the Trustees) made out or recorded in the name of the Trustees, or endorsed, or accompanied by such instruments of transfer of certificates (or other evidence of ownership reasonably acceptable to the Trustees) representing such shares or (ii) any instructions acceptable to the Trustees as to transfer of shares held in book-entry form, in any case in order to enable the Trustees to cause such shares to be transferred into the name of the Trustees, as herein provided. On receipt by the Trustees of such certificates, evidence of ownership, affidavits, instruments and/or book-entry transfer instructions related to such shares and the transfer of the same into the name of the Trustees, the Trustees shall hold the such shares subject to the terms of this Voting Trust Agreement and shall thereupon issue and deliver Voting Trust Certificates to the Existing Voting Trust Certificateholders for the capital stock of the Corporation deposited by them.

e.            All additional certificates for Class A Common Stock or other voting capital stock of the Corporation transferred and delivered to the Trustees pursuant to Sections 2, 3(b), 3(c) and 3(d) above shall be surrendered by the Trustees to the Corporation or its transfer agent and canceled, and new certificates therefor shall be issued to and held by the Trustees in the name of the Trustees, provided that the Trustees may in the alternative hold a book-entry position on the records of the Transfer Agent with respect to any or all shares held in the voting trust established hereby.

4.              Voting Trust Certificates; Register. The Trustees shall maintain, or cause to be maintained, a book-entry system (the “Register”) in which, subject to such reasonable regulations as they may prescribe, the Trustees shall register the ownership of Voting Trust Certificates and shall register the transfer of ownership of Voting Trust Certificates as set forth below. The Register shall be maintained by or on behalf of the Trustees at the principal offices of the Corporation in Cole County, Missouri or at such other office(s), and/or by any transfer agents or registrars (who may be the agents or other employees of the Corporation or a third-party), as the Trustees may appoint by an instrument in writing signed by the Trustees. The Register shall show the name and address of each Voting Trust Certificateholder. The beneficial ownership of the Voting Trust Certificates may be in book-entry form as evidenced by the Register or by one or more physical Voting Trust Certificates issued and delivered, or to be issued and delivered, by the Trustees in respect of the capital stock of the Corporation as hereinbefore provided. Any such physical Voting Trust Certificates shall be in substantially the form set forth on Exhibit A hereto. The Trustees may treat the registered holder as owner thereof for all purposes whatsoever, but the Trustees shall not be required to deliver stock certificates for the underlying shares of Class A Common Stock hereunder without the surrender of such Voting Trust Certificates or such other surrender of their beneficial ownership thereof to the extent held in book-entry form.

5.              Transfer of Certificates.

a.            The Voting Trust Certificates shall be transferable on the Register by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustees. If and to the extent the ownership of Voting Trust Certificates has been recorded in book-entry form, a Voting Trust Certificateholder may request transfer of such ownership by sending a written instrument or instruments of transfer, in form satisfactory to the Trustees, duly executed by the registered owner or by his or her duly authorized attorney-in-fact to the Trustees at the executive offices of the Corporation. If and to the extent ownership is evidenced by Voting Trust Certificates, such Voting Trust Certificates must be presented or surrendered for registration of transfer or exchange at the executive offices of the Corporation and shall be duly endorsed by the Voting Trust Certificateholder or his or her attorney-in-fact duly authorized in writing, or shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Trustees, duly executed by the registered owner or by his or her duly authorized attorney-in-fact.

b.            Notwithstanding the foregoing, the Voting Trust Certificates issued hereunder shall only be transferable in accordance with and subject to the terms and conditions of such procedures as the Trustees or any Secretary of the Voting Trust (as may be appointed under Section 15(d) below) may establish from time to time, and any purported transfer of Voting Trust Certificates shall be null and void ab initio until such time as any such transferee of such Voting Trust Certificates shall become a party to this Voting Agreement by executing and delivering to the Trustees a copy of (or joinder to) this Voting Trust Agreement, together with any other transfer documentation reasonably required by the Trustees. The Trustees may, in their sole and absolute discretion, from time to time cause the transfer books to be closed for such reasonable period of time as the Trustees may deem expedient.

c.            Subject to compliance with any applicable policies of the Corporation, the Voting Trust Certificateholders may pledge all or a portion of their Voting Trust Certificates or underlying shares of Class A Common Stock that creates a security interest in such pledged Voting Trust Certificates or underlying shares pursuant to a bona fide loan transaction, in each case with either the Corporation or a third party lender that makes such loans in the ordinary course of its business, provided that prior to any foreclosure on such pledged Voting Trust Certificates or underlying shares the Trustees shall continue to exercise exclusive voting control over such pledged securities pursuant to this Voting Trust Agreement. To the extent required by any third party lender, upon any foreclosure on such pledged Voting Trust Certificates or underlying shares, the Voting Trust Certificates will be immediately canceled and the pledgee may take ownership of the shares underlying such pledge and any transfer of such underlying shares shall not be subject to the Corporation Right of First Refusal hereunder.

d.            If a Voting Trust Certificate is lost, stolen, mutilated, or destroyed, the Trustees, in their sole and absolute discretion, may issue a duplicate of such Voting Trust Certificate, or cause the underlying beneficial ownership to be recorded in book-entry form pursuant to the Register, upon receipt of: (i) evidence of such fact satisfactory to them, (ii) indemnity satisfactory to them, and (iii) the existing Voting Trust Certificate, if mutilated. The Trustees shall not be required to recognize any transfer of a Voting Trust Certificate not made in accordance with the provisions hereof, unless the person claiming such ownership shall have produced indicia of title satisfactory to the Trustees and shall in addition deposit with the Trustees indemnity satisfactory to them.

6.              Withdrawal of Shares of Class A Common Stock Upon Sale.

a.            Withdrawal. Shares may be withdrawn (a “Withdrawal”) from this Trust (i) in connection with a third party sale (a “Permitted Third Party Sale”), but subject to the Corporation Right of First Refusal (as defined below) and subject to limitations in Section 6(b) below and (ii) as otherwise permitted in writing and in advance by the Trustees in their sole and absolute discretion, which shall not be subject to the Corporation Right of First Refusal. A Voting Trust Certificateholder withdrawing shares pursuant to a Withdrawal is referred to herein as a “Withdrawing Holder.”

b.            The Corporation Right of First Refusal shall not apply to (i) sales or transfers pursuant to a public offering registered under the U.S. Securities Act of 1933, as amended, (ii) foreclosure by a lender pursuant to a pledge permitted by Section 5 above, (iii) any transfer of shares in satisfaction of tax obligations in connection with the vesting or exercise of options, restricted stock or other equity awards granted by the Corporation or (iv) or a private distribution as defined under the SEC’s Regulation M.

c.            Class A Common Stock Withdrawal Procedures. In the case of any Permitted Third Party Sale:

i.            Any Withdrawing Holder shall promptly give written notice thereof (in each case, a “Notice of Withdrawal”) to the Trustees, or Secretary if one has been appointed pursuant to the terms of Section 15(d), which notice shall disclose the number of shares of Class A Common Stock to be withdrawn, purpose of the Withdrawal if unrelated to a Permitted Third Party Sale, the date of the required or proposed Withdrawal and such other pertinent information as the Trustees may request, including, in the case of a Permitted Third Party Sale, whether it is to be an open market sale or a privately negotiated sale, including, in the case of a privately negotiated sale, the proposed per share sale price(s) for such sale (collectively, the “Private Sale Price”). In the event the Trustees become aware of a Withdrawal for which a Notice of Withdrawal has not been promptly provided by the Withdrawing Holder, the Trustees may, in their discretion, promptly provide a Notice of Withdrawal on behalf of the Withdrawing Holder and such notice shall be deemed to have been provided by the Withdrawing Holder for all purposes hereunder.

ii.           A Notice of Withdrawal for the purpose of a Permitted Third Party Sale shall by virtue of this Voting Trust Agreement, constitute an offer to sell to the Corporation (the “Corporation Right of First Refusal”) the shares of Class A Common Stock underlying the Voting Trust Certificates referenced in the Notice of Withdrawal in accordance with the terms and conditions of this Section 6, at a price per share equal to the lower of (1) the closing sales price per share of Class A Common Stock as traded on the New York Stock Exchange, Nasdaq Stock Market (or such other national securities exchange or quotation system, if applicable) on the Trading Day immediately prior to the date on which the Notice of Withdrawal is given and (2) the Private Sale Price. For purposes of this Voting Trust Agreement, “Trading Day” shall mean a business day on which the exchange or quotation system upon which Class A Common Stock is listed or quoted is open for trading.

d.            To exercise the Corporation Right of First Refusal under this Section 6, the Corporation must deliver a notice to the Withdrawing Holder within two (2) Trading Days after delivery of the Notice of Withdrawal specifying the number of shares of proposed to be withdrawn to be purchased by the Corporation. Promptly following date on which the Corporation exercises Corporation Right of First Refusal under this Section 6, the Corporation shall purchase for cash the shares of Class A Common Stock represented by Voting Trust Certificates subject to the Notice of Withdrawal on behalf and for the account of the Corporation.

e.            Notwithstanding anything herein to the contrary, the Corporation shall not exercise the Corporation Right of First Refusal to the extent, following repurchase by the Corporation, it would cause any other Voting Trust Certificateholder to directly or indirectly own, control or have the power to vote more than ten percent (10%) of the voting capital stock of the Corporation, other than a Trustee or any other holder with prior approval to own or control more than ten percent (10%) of the voting capital stock of the Corporation.

f.             If, in the case of a Permitted Third Party Sale, all of the Voting Trust Certificates representing shares of Class A Common Stock subject to the Notice of Withdrawal are not purchased by the Corporation pursuant to the Corporation Right of First Refusal hereunder, upon the payment (or provision therefor from proceeds from such transfer), the Trustees shall promptly instruct the Corporation or its transfer agent to register a transfer of ownership of such shares of Class A Common Stock from the Voting Trust to the Withdrawing Holder, to the third party purchaser or to either of their respective brokers, by the sale or exchange of Voting Trust Certificates or the acceptance of their respective shares of Class A Common Stock. The Trustees may make arrangements with the Withdrawing Holder to fund its share of the costs, expenses, disbursements and outlays of the Trustees remaining unpaid that are reimbursable by the Voting Trust Certificateholders hereunder, if any. Upon the delivery of such shares of Class A Common Stock, the Withdrawing Holder shall be deemed to have released and discharged the Trustees and their agents and attorneys from all liability and accountability under this Voting Trust Agreement of every kind, character, and description whatsoever with respect to such shares of Class A Common Stock.

7.              Dividends; Distributions; Recapitalization Events. Prior to the expiration or termination of this Voting Trust Agreement, the holder of each Voting Trust Certificate shall be entitled to receive (from time to time) any dividends or distributions (other than any shares of capital stock of the Corporation entitling the holder thereof to any voting rights) upon a like number and class of shares of capital stock of the Corporation as is represented by each such Voting Trust Certificate. If any dividend or other distribution in respect of the stock deposited with the Trustees is paid, in whole or in part, in stock of the Corporation having voting powers, or upon any other event whereby all of the outstanding shares of the Class A Common Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by voting capital stock of the Corporation of a different class and/or series (a “Recapitalization Event”), then the Trustees shall likewise hold, subject to the terms of this Voting Trust Agreement, the certificates for stock which are received by the Trustees on account of such dividend, distribution or Recapitalization Event, and the holder of each Voting Trust Certificate representing stock on which such stock dividend or distribution has been paid (or relating to such Recapitalization Event) shall be entitled to receive a Voting Trust Certificate issued under this Voting Trust Agreement for the number of shares and class of stock received as such dividend or distribution (or received relating to such Recapitalization Event) with respect to the shares represented by such Voting Trust Certificate. Holders entitled to receive the dividends, distributions or other securities in such Recapitalization Event referred to above shall be those registered as such on the transfer books of the Trustees at the close of business on the day fixed by the Corporation for the taking of a record to determine those holders of its stock entitled to receive such dividends, distribution or other securities in such Recapitalization Event.

8.              Rights Offerings. Solely in the case of a rights offering to existing shareholders (consisting of the Corporation’s offer of a right to subscribe for shares of capital stock of the Corporation), the Trustees shall provide notice in accordance with Section 19 below of such offer to the Voting Trust Certificateholders. Each Voting Trust Certificateholders who determines to subscribe for additional shares of capital stock shall request the Trustees to subscribe for such additional shares on his or her behalf. The Trustees, upon timely receipt from any Voting Trust Certificateholders of such a request and of the money required to pay for the shares subscribed for, will make such subscription and payment. Upon the Trustees’ receipt of the shares so subscribed for, the subscribing Voting Trust Certificateholders shall be entitled to receive additional Voting Trust Certificates under this Voting Trust Agreement for the number of shares and class of stock so subscribed. The right under this Section 8 shall terminate upon the consummation of any IPO.

9.              Employee Plans. If any Voting Trust Certificateholder shall acquire additional shares of Class A Common Stock of the Corporation pursuant to the terms of any employee plan (including any stock option plan or otherwise), such Voting Trust Certificateholder, in consideration of the mutual covenants of all Voting Trust Certificateholders hereunder, shall direct the Corporation to deposit such additional shares of Class A Common Stock with the Trustees to be held pursuant to this Voting Trust Agreement and the Voting Trust established hereby. Upon the Trustees’ receipt of such shares, the Voting Trust Certificateholders shall be entitled to receive an additional Voting Trust Certificate issued under this Voting Trust Agreement for the number of Shares so deposited.

10.            Rights of Trustees; Trust Advisor.

a.            Until the surrender by the holders of the Voting Trust Certificates for cancellation in accordance with this Voting Trust Agreement, the Trustees shall have the right, subject to provisions of this paragraph hereinafter set forth, to exercise (including by their nominees or proxies), all shareholders’ rights and powers in respect of all stock deposited hereunder, including, but without limitation, the right to vote such stock and to take part in or consent to any corporate or shareholders’ action of any kind whatsoever but specifically not including the right to receive dividends on such stock, which shall be governed by Section 7 above. Without limiting such general right, it is understood that such action or proceeding may include, upon terms satisfactory to the Trustees or to their nominees or proxies thereto appointed by them and as to any matter requiring the vote of the shareholders of the Corporation, the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary thereof the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation), or the sale, consolidation, merger, reorganization, or recapitalization of the Corporation (each, a “Business Combination”).

b.            In voting the stock held by the Trustees hereunder, the Trustees shall exercise their reasonable judgment and shall give due consideration to all factors they may consider relevant.

c.            Notwithstanding anything herein to the contrary, with respect to any decision regarding whether to engage in a Business Combination as to which the approval of the Corporation’s shareholders is required under applicable law or the requirements of any national securities exchange on which the Corporation’s securities may be listed, the Trustees shall consult with and seek input from Edward D. Robertson, Jr. (hereinafter, the “Trust Advisor”) solely on an advisory basis. The Trust Advisor shall not owe any fiduciary duty toward or be accountable to any person with an interest in this Voting Trust Agreement or to the Trustees. The Trust Advisor shall not be accountable or liable for any act of omission or commission regarding the advisory capacity granted to the Trust Advisor hereunder. Without limiting the foregoing, the Trust Advisor shall have full protection of waivers and covenants under Section 11 (Exculpation) and Section 12 (Indemnification) below as if such individual were a Trustee, provided that such protection shall not be deemed to expand the role of the Trust Advisor. The Trust Advisor shall be under no duty to monitor the performance of the Trustees and shall not be accountable or liable for any act of omission or commission by the Trustees. The Trust Advisor shall not receive compensation for serving as Trust Advisor hereunder, but the Trust Advisor shall be entitled to be reimbursed for any reasonable expenses (including legal expenses) actually incurred by the Trust Advisor. In the event of the death, resignation or incapacity of the Trust Advisor, no successor Trust Advisor shall be appointed. The Trust Advisor may resign at any time without court order, which resignation shall be effective upon giving written notice to the then serving Trustees. Incapacity of the Trust Advisor shall mean his inability to conduct normal business affairs and shall be deemed to exist when so certified in writing according to the procedure set forth in Section 15(b) hereof.

11.            Exculpation. Notwithstanding any other provision of this Voting Trust Agreement, neither the Trustees nor any agent or attorney of the Trustees shall be liable by reason of any matter arising out of or in relation to this Voting Trust Agreement, except for such loss or damage as the Voting Trust Certificateholders may suffer by reason of the Trustee’s bad faith or willful misconduct, and without limiting the foregoing, no Trustee shall be liable for any action taken, or omitted to be taken, by him or her in reliance upon, and in conformity with, the advice of counsel. To the fullest extent permitted by Missouri law, the Voting Trust Certificateholders hereby waive any and all fiduciary duties of the Trustees or the Trust Advisor that, absent such waiver, may be implied by law or in equity. The Trustees shall not be required to give a bond or other security for the faithful performance of his or her duties as such.

12.            Indemnification. The Corporation covenants and agrees to indemnify and hold harmless the Trustees without duplication, from and against any and all claims, damages, losses, liabilities, taxes, obligations, actions, suits, costs, disbursements and expenses (including reasonable fees and expenses of counsel) incurred by the Trustees arising out of, from, or in conjunction with the Trustee’s execution of or performance or inaction under this Voting Trust Agreement, except to the extent such claim, damage, loss, liability, tax, obligation, action, suit, cost, disbursement or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Trustee’s bad faith or willful misconduct. The right to indemnification set forth in this Section 12 shall be in addition to any other rights, obligations or liabilities of the Corporation or Voting Trust Certificateholders hereunder or at common law or otherwise and shall survive the termination of this Voting Trust Agreement.

13.            Action of the Trustees. At any time when three Trustees are acting hereunder and except as otherwise herein stated, the action of a majority of the Trustees expressed from time to time at a meeting, or by writing without a meeting, shall constitute the action of the Trustees and shall have the same effect as if assented to by all. At such time as the number of Trustees shall have been reduced to two as a result of the death, resignation or inability to act of one or more Trustees, action by the Trustees shall be by the unanimous consent of the two remaining Trustees. At any meeting of the Trustees, all Trustees shall vote in person and not by proxy or power of attorney. The Trustees may adopt their own rules of procedure. Any Trustee may act as a director, officer, employee or consultant of, or be otherwise affiliated with, the Corporation, and he or any firm of which he may be a member, or any Person of which he or she may be a shareholder or other equityholder, director, manager, officer, employee or consultant, may purchase, sell, own, hold, or deal in Voting Trust Certificates, and may contract with the Corporation, or be pecuniarily interested, either directly or indirectly, in any transaction to which the Corporation may be a party, or in which it may in any way be interested, as fully as though he were not a Trustee.

14.            Term and Termination. Unless sooner terminated or extended as provided herein, this Voting Trust Agreement will terminate on December 31, 2035 (the “Expiration Date”). At any time prior to the Expiration Date, this Voting Trust Agreement may be extended for one or more additional ten-year extension terms with approval of (a) the Trustees, (b) the Corporation and (c) Voting Trust Certificateholders holding beneficial ownership of at least sixty percent (60%) of the shares subject to this Voting Trust Agreement, provided that this Voting Trust Agreement may be terminated by the unanimous vote of the Trustees at any time prior to the Expiration Date (or any extension thereof).

15.            Successor Trustees; Resignation and Incapacity.

a.            In the event of the death, resignation or incapacity of a Trustee, a successor Trustee shall be promptly filled by the action of a majority of the remaining Trustees then in office; provided that at all times (i) at least one Trustee shall be a descendant of Sam B. Cook and (ii) at least one Trustee (other than a descendant of Sam B. Cook) shall be a senior executive officer or former or retired senior executive officer of the Corporation.

b.            A Trustee may at any time resign by delivering to the other Trustee(s) then serving, if any, and otherwise to the registered holders of Voting Trust Certificates, a written resignation, to take effect ten days after such notice is duly given thereafter or upon the prior acceptance thereof. Incapacity of an individual Trustee shall mean inability to conduct normal business affairs and shall be deemed to exist when so certified in writing according to the following procedure:

If two Trustees designate in writing that they believe a Trustee is incapacitated, then the incapacity of such Trustee shall be determined by a physician selected by them who shall certify in writing whether such Trustee is incapacitated. This procedure for determination of incapacity may not be initiated more than one time in any calendar year and the expenses of the procedure shall be borne by the Corporation.

c.            The rights, powers, and privileges of the Trustees named hereunder shall be possessed by the successor Trustees, with the same effect as though such successors had originally been parties to this Voting Trust Agreement. The word “Trustees”, as used in this Voting Trust Agreement, means the Trustees or any successor Trustees acting hereunder.

d.            Secretary. The Trustees may appoint a Secretary (the “Secretary”), who may but need not be a Trustee or the secretary or other officer of the Corporation. The Trustees may remove or replace at any time the person who is appointed as Secretary and may pay reasonable compensation to the Secretary if said person is not a Trustee. It shall be the duty of the Secretary to maintain a record of transactions hereunder and to perform such other duties as herein provided or as may be required by the Trustees, including (i) signing any Voting Certificates and (ii) keeping the Register (comprising a list of Voting Trust Certificateholders and their beneficial interests in the securities held in trust for their respective accounts hereunder), and such other records necessary and appropriate for the administration of this Voting Trust Agreement and the Voting Trust established hereunder. Whenever the Secretary shall be incapacitated, absent, or for any other reason unable to act, the Trustees may appoint one or more Assistant Secretaries, and any such Assistant Secretary may act in place of the Secretary in taking any action or performing any duties herein required to be taken or performed by the Secretary. Promptly upon appointment, the Secretary and/or any Assistant Secretary shall give notice in writing to all Voting Trust Certificateholders of his or her name and address and shall give similar notice of any change.

16.            Compensation of Trustees. The Trustees shall serve without compensation. Notwithstanding the foregoing, the Corporation covenants and agrees to pay or reimburse the Trustees, upon written request from any Trustee for all reasonable costs and expenses incurred by the Trustees in performing their duties under, or otherwise carrying out any of the provisions of, this Voting Trust Agreement (including the reasonable compensation and expenses of their counsel and any agents or attorneys acting for the Trustees), except that no such cost or expense as may arise from the finally adjudicated willful misconduct or gross negligence of any Trustee shall be reimbursed. Nothing herein contained shall disqualify any Trustee or any successor Trustee, or incapacitate them, from serving the Corporation or any of its subsidiaries as officers, directors, managers, employees, consultants or in any other capacity, and in any such capacity from receiving compensation.

17.            Voting Trust Certificateholder Actions. Any action permitted to be taken at a meeting or by a vote of the Voting Trust Certificateholders pursuant to this Voting Trust Agreement may be taken either: (a) by a vote in person or by proxy at a meeting of Voting Trust Certificateholders or (b) without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action to be taken, shall be signed by Voting Trust Certificateholders holding Voting Trust Certificates constituting beneficial ownership of the minimum number of shares of Class A Common Stock or other capital stock necessary to approve such action under the provisions of this Voting Trust Agreement. The Trustees may call a meeting of the Voting Trust Certificateholders for purposes of taking an action under this Voting Trust Agreement and shall promptly give written notice to all persons entitled to be present at such meeting, specifying the time and place of the meeting and the business proposed to be transacted. Such notices shall be given not less than ten (10) days nor more than sixty (60) days before the time of the meeting, but notice may be waived in writing or by presence at a meeting. The Trustees may establish such other reasonable provisions for the conduct of the meeting as they may prescribe in their reasonable judgment.

18.            Registration Rights. The Corporation and the Trustees agree that they shall cause the Voting Trust to enter into a registration rights agreement, promptly hereafter and in any event prior to the consummation of any IPO, in customary and reasonable form granting registration rights to certain eligible Voting Trust Certificateholders hereunder (with respect to their underlying shares of Class A Common Stock) in connection with any IPO and such other follow-on registration statements as they shall agree.

a.            “Market Stand-off” Agreement. In connection with an IPO or any other registered offering of the Corporation following an IPO during the term hereof, each Voting Trust Certificateholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Corporation for its own behalf of shares of its Class A Common Stock or any other equity securities under the Securities Act on a registration statement (other than an Excluded Registration) on Form S-1, and ending on the date specified by the Corporation and the managing underwriter (such period not to exceed 180 days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Class A Common Stock held immediately before the effective date of the registration statement for such offering (including any Voting Trust Certificates hereunder), (ii) enter into any swap, hedging, or other transaction or arrangement that transfers, or is designed to transfer, to another, in whole or in part, any of the economic consequences of ownership, directly or indirectly, of such securities, whether or not any such transaction or arrangement described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or other securities, in cash, or otherwise, (iii) enter into any similar transaction or arrangement described in clause (i) or (ii) above, or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to the Class A Common Stock. The foregoing provisions of this Section 18(d) shall not apply (x) to the sale of any shares to an underwriter pursuant to an underwriting agreement, (y) to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such trading plan does not permit transfers during the restricted period, or (z) to the transfer of any shares (including any Voting Trust Certificates hereunder) to any trust for the direct or indirect benefit of the Voting Trust Certificateholder or one or more of the Voting Trust Certificateholder’s immediate family members, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer to such a trust shall not involve a disposition for value. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 18(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Voting Trust Certificateholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 18(d) or that are necessary to give further effect thereto.

19.            Notice.

a.            Unless otherwise specifically provided in this Voting Trust Agreement, any notice to or communication with Voting Trust Certificateholders hereunder shall be deemed to be sufficiently given or made if in writing and delivered in person, by registered or certified mail (in each case, return receipt requested and postage prepaid), or by overnight courier guaranteeing next day delivery, to the recipient’s address, addressed to such holders at their respective addresses appearing on the transfer books of the Trustees, and deposited in any post office or post office box. The addresses of the Voting Trust Certificateholders, as shown on the transfer books of the Trustees, shall in all cases be deemed to be the addresses of Voting Trust Certificateholders for all purposes under this Voting Trust Agreement, without regard to what other or different addresses the Trustees may have for any Voting Trust Certificateholder on any other books or records of the Trustees. Every notice so given shall be effective, whether or not received, and the date of mailing shall be the date such notice is deemed given for all purposes.

b.            Any notice to the Corporation hereunder shall be sufficient if in writing and delivered in person, by first class U.S. Mail (registered or certified), return receipt requested, postage prepaid, or by overnight courier guaranteeing next day delivery, addressed to the Corporation as follows: Corporate Secretary, Central Bancompany, Inc., 238 Madison Street, Jefferson City, Missouri 65101, or to such other address as the Corporation may designate by notice in writing to the Trustees. Every notice so given shall be effective, whether or not received, and the date of mailing shall be the date such notice is deemed given for all purposes.

c.            Any notice to a Voting Trust Certificateholder or to the Trustees hereunder may be if in writing and delivered in person, by first class U.S. Mail (registered or certified), return receipt requested, postage prepaid, or by overnight courier guaranteeing next day delivery, to the Trustees, addressed to the Trustees at such addresses as may from time to time be furnished in writing to the Corporation by the Voting Trust Certificateholder or Trustees, and if no such address has been so furnished, then to the Voting Trust Certificateholder or Trustees in care of the Corporation. Every notice so given shall be effective, whether or not received, and the date of mailing shall be the date such notice is deemed given for all purposes.

20.            Agent. The Trustees may appoint an agent to carry out the administrative duties imposed upon the Trustees under the terms of this Voting Trust Agreement. The agent may be (i) the person designated as the stock transfer agent of the Corporation (or a separate transfer agent selected solely for administering this Voting Trust Agreement), (ii) a corporation qualified to exercise trust powers under the laws of Missouri, (iii) an attorney licensed to practice in Missouri, or (iv) a person or entity otherwise having the necessary qualifications to carry out such duties in the opinion of the Trustees.

21.            Benefit. This Voting Trust Agreement shall be binding upon and shall inure to the benefit of the respective heirs, personal representatives, successors and assigns of each Voting Trust Certificateholder, the Corporation and each Trustee.

22.            Modification. No amendment, change or modification of this Voting Trust Agreement shall be valid unless same be in writing and signed by Voting Trust Certificateholders owning, at such time, Voting Trust Certificates representing at least sixty percent (60%) of the shares subject to this Voting Trust Agreement.

23.            Governing Law; Venue. This Voting Trust Agreement shall be governed and construed according to the laws of the State of Missouri, without reference to its conflict of law principles. The parties irrevocably submit to the exclusive personal jurisdiction of the state and federal courts of the State of Missouri, Cole County, for any action concerning or relating to this Voting Trust Agreement or its subject matter, and irrevocably waive any objection to forum on inconvenience or other grounds.

24.            Acquisition of Voting Trust Certificates by the Corporation. At any time that any Voting Trust Certificates, together with the capital stock represented thereby, are acquired by the Corporation, the shares represented by such Voting Trust Certificates shall become treasury shares and shall no longer subject to the terms and provisions of this Voting Trust Agreement.

25.            Severability. Any provision of this Voting Trust Agreement that is deemed unenforceable by a court of competent jurisdiction shall be ineffective only to the extent of such unenforceability without invalidating the remaining provisions hereof.

26.            Counterparts. This Voting Trust Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

27.            Entire Agreement. This Voting Trust Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the parties hereto, including the Prior Agreement for all times beginning after the effective date of this Voting Trust Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Trust Agreement effective as of the date first set forth above.

TRUSTEES

/s/ Sam Bryan Cook
Sam Bryan Cook

/s/ Robert M. Robuck
Robert M. Robuck

/s/ Robert R. Hermann, Jr.
Robert R. Hermann, Jr.

CENTRAL BANCOMPANY, INC.

By:	/s/ Robert M. Robuck
Name:	Robert M. Robuck
Title:	Vice Chairman

Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Voting Trust Agreement effective as of the date first set forth above.

SHAREHOLDER:

Charles W. Digges
By:	/s/ Charles W. Digges

Cynthia C. Grumney
By:	/s/ Cynthia C. Grumney
Date:	March 11, 2025

SBC CENTRAL HOLDINGS PARTNERSHIP, LP
SBC Central Holdings Trust dated February 14, 2014,
General Partner
By:	/s/ Charles A. Weber
Charles A. Weber, Trustee
/s/ John D. Schaperkotter
John D. Schaperkotter, Trustee
Date:	February 27, 2025

Sue Ann Schaefer
By:	/s/ Sue Ann Schaefer
Date:	February 18, 2025

Steven Cook
By:	/s/ Steven Cook
Date:	February 27, 2025

Robert M. & Sally J. Robuck
By:	/s/ Sally J. Robuck
/s/ Robert M. Robuck

Julia Howard Cook Trustee
U/T/A dated June 29, 2001
By:	/s/ Julia H. Cook
Julia H. Cook, Trustee

Paula J. Artale
By:	/s/ Paula J. Artale
Date:	February 18, 2025

Janet C. Wheeler
By:	/s/ Janet C. Wheeler
Date:	February 18, 2025

Signature Page

The Boldt Childrens Trust
By:	/s/ Thomas M. Boldt
Thomas M. Boldt, Trustee
Date:	February 26, 2025

South Warson, LLC
By:	/s/ Laura Cook Boldt
Laura Cook Boldt, Manager
Date:	February 26, 2025

Mary Blair Sage
By:	/s/ Mary Blair Sage
Date:	February 21, 2025

Samuel Bryan Cook
By:	/s/ Samuel Bryan Cook
Date:	February 28, 2025

Sarah Tryhus
By:	/s/ Sarah Tryhus
Date:	March 2, 2025

Signature Page

EXHIBIT A

FORM OF

VOTING TRUST CERTIFICATE

No. ____	____ Shares

CENTRAL BANCOMPANY, INC.

A Missouri Corporation

VOTING TRUST CERTIFICATE

This certificate (this “Voting Trust Certificate”) certifies that ___________________________ or registered assigns has deposited with the Trustees under the Voting Trust Agreement hereinafter mentioned, certificates for _____ shares of the Class A Common Stock of Central Bancompany, Inc., a Missouri corporation, hereinafter called the “Corporation.”

This Voting Trust Certificate is issued, received, and held under, and the rights of the owner hereof are subject to, the terms of the Amended and Restated Voting Trust Agreement dated [______,] 2025 (the “Voting Trust Agreement”), between the Corporation, Sam Bryan Cook, Robert M. Robuck, Robert R. Hermann, Jr., as trustees thereunder, and the holders of this and similar certificates.

This Voting Trust Certificate is transferable on the books of the Trustees at the principal office of the Corporation in accordance with the Voting Trust Agreement and such other rules for that purpose established from time to time by the Trustees.

This Voting Trust Certificate shall not be valid for any purpose until duly signed by a Trustee.

IN WITNESS WHEREOF, the [Trustees have][Secretary has] signed this certificate on ______________, 20__.

[Trustees][Secretary]

(Form of Assignment)

For value received ________________________ hereby assigns the within certificate, and all rights and interests represented thereby, to _____________ attorney to transfer this certificate on the books of the Trustees mentioned therein, with full power of substitution.

Dated: ________________, 20____

In presence of:

NOTE: The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration, enlargement, or any change whatever. All endorsements, in the discretion of the Trustees, shall be guaranteed by a bank or trust company satisfactory to the Trustees.

Exhibit A